Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sybron Dental Specialties, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-104953, 333-135780 and 333-83186) and on Form S-8 (Nos. 333-117678, 333-107500, 333-105198 and 333-59269) of Danaher Corporation of our report dated December 13, 2005, with respect to the consolidated balance sheets of Sybron Dental Specialties, Inc. as of September 30, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2005, which report appears in the Form 8-K/A of Danaher Corporation dated July 28, 2006.

/s/  KPMG LLP

Costa Mesa, California

July 31, 2006